FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the 1st day of January, 2008 (“Agreement”) by and between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), and CHARLES L. SZEWS (the “Executive”).

WITNESSETH:

        WHEREAS, the Executive and the Company executed an initial Employment Agreement as of March 20, 2007 (“Original Agreement”) and the parties hereto desire to amend and restate the Original Agreement to read in its entirety as set forth in this Agreement;

        WHEREAS, the Executive has been serving as Executive Vice President and Chief Financial Officer of the Company; and the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth in this Agreement; and

        WHEREAS, in consideration of the Company’s commitments in this Agreement, the Executive has entered into a Confidentiality and Loyalty Agreement with the Company (the “Loyalty Agreement”).

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.       Employment and Duties. Subject to the terms and conditions of this Agreement, the Company will continue to employ the Executive, and the Executive will continue to be employed by the Company, as the Executive Vice President and Chief Financial Officer of the Company. As such officer, he shall have the authority and duties set forth for his offices in the Company’s bylaws, shall have such additional duties as are normally assigned to a chief financial officer, shall perform his duties in a conscientious, reasonable and competent manner, shall devote his best efforts to his employment by the Company and, except as otherwise set forth herein, shall devote his entire business time and attention to the performance of his duties. At all times, the Executive shall be subject to the direction of the Board of Directors and the Chief Executive Officer (“CEO”) of the Company. It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees and (b) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and, in the case of corporate boards or committees, so long as the Executive receives the prior consent of the CEO.

        2.       Term. The employment of the Executive under this Agreement will continue until the occurrence of the first of the following events:

        (a)        December 31, 2008, subject to extension as described below;

        (b)        The Executive’s death;

        (c)        The Executive shall have become totally disabled within the meaning of the Oshkosh Corporation Long Term Disability Program for Salaried Employees (the “LTD Program”) such that the Executive is entitled to receive benefits under the LTD Program; or

        (d)        Termination of this Agreement under Section 6.

The provisions of Sections 7 and 10 and the Loyalty Agreement shall survive the expiration of the term of this Agreement.

        The last date on which the Executive’s employment under this Agreement may terminate pursuant to subsection (a) shall be automatically extended at successive one-year intervals on the date 12 months prior to the date on which the Executive’s employment under this Agreement would otherwise terminate (the “Extension Date”) unless not less than 30 days prior to the Extension Date the Company or the Executive has provided a written notice of nonrenewal (a “Nonrenewal Notice”) to the other party. If a party gives a timely Nonrenewal Notice, then the Executive’s employment under this Agreement shall terminate in accordance with the provisions of this Section (as subsection (a) may have been previously extended by the parties), and neither party shall have any other rights or obligations as a result of the delivery of such notice. However, this Agreement will not be extended automatically (x) beyond the date on which the Executive would attain age 62 or (y) if the Executive is disabled at the time such extension would otherwise automatically become effective.

        3.       Compensation. The Executive shall be entitled to the following compensation for services rendered to the Company during the term of this Agreement:

        (a)       Base Salary. Subject to adjustment in accordance with this subsection (a), the Executive shall receive a base salary at the annual rate of not less than $665,000. The Human Resources Committee of the Board of Directors of the Company (the “Committee”) shall review the Executive’s base salary annually to determine whether such salary should be increased. (In this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this subsection (a).)

        (b)       Other Compensation. The Executive shall be entitled to participate in the bonus plan, qualified retirement plan, supplemental retirement plan, stock-based compensation programs, deferred compensation plan and fringe benefit plans and programs (including without limitation the LTD Program), and receive perquisites, in each case in effect from time to time for other senior executives of the Company, subject to all of the terms and conditions of the respective plans and programs and the discretion and powers of the Committee thereunder.

        (c)       Vacations and Holidays. The Executive shall be entitled to receive 20 days of paid vacation per year together with the paid holidays available to all other senior management personnel. Unused vacation and holidays shall not accrue from year to year, except as may be approved by the CEO.

        4.       Reimbursements. The Company shall reimburse the Executive for actual out-of-pocket costs he incurs in the course of carrying out his duties, in accordance with Company policies and procedures in effect from time to time. The Executive shall also be entitled to reimbursement for all reasonable fees and expenses of the Executive’s legal counsel in connection with the negotiation and preparation of this Agreement.

        5.       Withholding. All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.

        6.       Termination.

        (a)       By the Company for Cause. The Company may terminate this Agreement for Cause at any time. For the purposes of this Agreement, “Cause” shall mean any of the following: (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company; (ii) the Executive’s willful act or omission that he knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) the Executive’s conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iv) the Executive’s consent to an order of the Securities and Exchange Commission for the Executive’s violation of the federal securities laws; (v) the Executive’s repeated and demonstrated failure to perform material duties in a competent and efficient manner which failure is not due to illness or disability of the Executive; (vi) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver was appointed by a court for the property of, the Executive; (vii) the Executive’s failure to file timely (including extensions) federal or state income tax returns that the Executive or his spouse is required by law to file (such as personal returns and returns for trusts or entities of which the Executive or his spouse is trustee, controlling or general partner or member, or managing member) and to pay related taxes; (viii) the occurrence of improprieties involving the financial statements of the Company in which the Executive was directly or indirectly involved in committing the impropriety; (ix) the Executive’s commission of material violations of codes of conduct of the Company applicable to the Executive; or (x) the Executive’s material breach of his obligations under the Loyalty Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the Committee (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Committee), finding that in the good faith opinion of the Committee conduct of the Executive met one of the standards set forth in any of clauses (i) through (x) of the preceding sentence and specifying the particulars thereof. If the Company terminates this Agreement for Cause, then the Executive shall forfeit his right to any and all benefits (other than vested fringe benefits) he would otherwise been entitled to receive under this Agreement, except that whether the Executive forfeits vested equity compensation benefits will be determined in accordance with the terms of plans and agreements applicable to such equity compensation benefits rather than this Agreement.

        (b)       By the Company without Cause. The Company may terminate this Agreement without Cause at any time, subject to the terms of Section 7.

        (c)       By the Executive. The Executive may terminate this Agreement at any time upon 90 days’ prior written notice to the Company. In addition, the Executive may terminate this Agreement for “Good Reason” upon 30 days’ prior written notice delivered to the Company. For this purpose, “Good Reason” means any substantial breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive. A termination of employment by the Executive for Good Reason shall be effected by giving the Company written notice within 45 days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.

        7.       Entitlements. If this Agreement is terminated by the Company pursuant to Section 6(b) or by the Executive for Good Reason pursuant to Section 6(c), then:

        (a)        Provided that the Executive signs a full release of claims in form and substance reasonably acceptable to the Company and the Executive, the Company shall pay the Executive as severance pay, in lieu of Base Salary and bonus for the remaining term of this Agreement, an amount equal to the sum of (i) the product of two times the Annual Cash Compensation and (ii) if the Executive will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the Executive’s termination, a pro rata bonus for the fiscal year in which the termination occurs in an amount equal to the bonus (if any) that the Executive would have received had he remained employed through the entire fiscal year multiplied by a fraction representing the portion of the year through the termination date during which the Executive served the Company. The term “Annual Cash Compensation” means the sum of (1) the Base Salary, plus (2) an amount equal to the average of the annual bonuses paid or payable to the Executive with respect to the three full fiscal years of the Company preceding the date of termination (it being understood that, if no bonus was paid or payable as to any year during such three-year period, then the bonus for that year will be zero (0) for purposes of this calculation). The Company will make such payment in a single sum as soon as practicable after the effectiveness of the full release, but not earlier than the first date that the Company may make such payment without causing an additional tax to be paid under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).

        (b)        The Company shall have continuing liability to the Executive for the fringe benefits provided in this Agreement for the remaining term of this Agreement as if this Agreement had not been terminated pursuant to Section 6(b).

        8.       Annual Physical. At the Company’s expense, the Executive shall have an annual physical examination performed by a physician whom the Executive reasonably chooses.

        9.       Successors.

        (a)        This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

        (b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

        10.       Miscellaneous.

        (a)       Severability. This Agreement is to be governed by and construed according to the laws of the State of Wisconsin. If any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

        (b)       Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by reputable overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Executive, to his home address as it appears on the personnel records of the Company; and (ii) if to the Company, to the General Counsel of the Company at the Company’s principal executive offices, in each case or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when personally delivered, the date of delivery by overnight courier or on the second business day following the day on which such item was mailed.

        (c)       Entire Agreement; Amendments. This Agreement and the Loyalty Agreement contain the entire understanding between the Company and the Executive with respect to the subject matter hereof, except for the following additional agreements between the Company and the Executive:

(i) Key Executive Employment and Severance Agreement (the “KEESA”); and

(ii) Any stock option, restricted stock or other award agreement under the Company’s stock plans.

Anything in this Agreement to the contrary notwithstanding, if there is a Change in Control of the Company (as defined in the KEESA) at a time that the KEESA is in effect, then the rights and obligations of the Company and the Executive in respect of the Executive’s employment shall be determined in accordance with the KEESA rather than under this Agreement. Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, provisions or covenants of the Company or the Executive contained in the KEESA. At the request of the Company prior to a Change in Control of the Company, the Executive will execute a revised form of the KEESA so long as such revised form is substantially the same as the form then in effect for other senior executives of the Company, including without limitation a revised form that reflects changes that the Company determines are appropriate to comply with regulations under Section 409A. This Agreement may be modified only in writing signed by the parties hereto.

        (d)       Dispute Resolution. All controversies between the Executive and the Company arising under this Agreement shall be determined by arbitration. Any arbitration under this Section 10(d) shall be conducted in Appleton, Wisconsin, before the American Arbitration Association, and in accordance with the rules of such organization. The arbitration award may allocate attorneys’ fees and expenses attributable to the arbitration as determined by the arbitrator. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered into any court, state or federal, having jurisdiction.

        11.       Limitations on Entitlements. Section 7 is subject to this Section 11 effective January 1, 2008. If this Agreement is terminated by the Company pursuant to Section 6(b) or by the Executive for Good Reason pursuant to Section 6(c), the Company shall satisfy its obligations under Section 7 only after the Executive has incurred a Separation from Service, as that term is defined in the Executive’s Key Executive Employment and Severance Agreement (“Separation from Service”). Effective January 1, 2008, the requirements of (a) and (b) below shall apply to the payment or provision of compensation and benefits pursuant to Section 7:

        (a)       Six-Month Delay. No payment of severance pay described in Section 7(a) shall be made until the first day of the seventh month following the Separation from Service (the “Authorized Payment Date”). The amount delayed for payment pursuant to this Section 11 shall be paid to the Executive on the Authorized Payment Date in a cash payment, accompanied by an interest payment calculated at the rate of interest announced by U.S. Bank, National Association, Milwaukee, Wisconsin, from time to time as its prime or base lending rate (“Prime”), determined on the date the Separation from Service occurred and compounded quarterly.

        (b)       Fringe Benefit Restrictions. During the period beginning on the date of the Separation from Service and ending on the Authorized Payment Date, the Executive shall pay to the Company the cost of any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy and any other taxable fringe benefit that would otherwise require imputing income to the Executive. On the Authorized Payment Date, the Company shall make a cash payment to the Executive, accompanied by an interest payment at Prime, determined on the date of the Separation from Service and compounded quarterly, equal to the aggregate amount paid by the Executive to the Company for such taxable fringe benefits, and thereafter such coverage and benefits shall be provided at the expense of the Company for the remainder of the period required by this Agreement.

        12.       Compliance with Internal Revenue Code Section 409A. The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code. The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if the payment or benefit is not paid or provided, then the Executive must take further enforcement measures within 180 days after such latest date.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

OSHKOSH CORPORATION
By: ______________________________
Robert G. Bohn
Chairman of the Board and Chief
Executive Officer
Attest:________________________________
Name:_____________________________
Title:______________________________
EXECUTIVE
_____________________________________(SEAL)
Charles L. Szews